Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                Contact:  Joanne Lattanzi
                                               First National Bank of Ipswich
                                               (978) 356-8105

                                               Alexander Caswell
                                               Regan Communications
                                               (617) 488-2885

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, March 1, 2005 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the quarter and year ended December 31, 2004.

The Bank reported assets of $387 million which represents growth of over 13% from the prior year. Additionally, loans and deposits have reached all time high levels of $169 million and $255 million, respectively, which represent growth of 8% and 29%, respectively. Net income for the year ended December 31, 2004 was $479,000 compared to $2,042,000 for the year ended December 31, 2003. Basic and diluted earnings per share for the year ended December 31, 2004 were both $0.25 per share.

Commenting on the Company's results, Donald P. Gill, President and Chief Executive Officer, stated, "During 2004 the Company completed many of its initiatives including the acquisition of a branch in Cambridge, MA, the opening of a new branch in Beverly, MA, completion of a successful stock offering which raised over $3.6 million, and the acquisition of an investment advisory firm. The costs associated with these initiatives combined with a narrower net interest margin have caused our earnings to be lower. We anticipate that these growth initiatives and additional revenue diversification will result in increased earnings in 2005 and beyond."

Financial Highlights (Unaudited)

                            Years ended December 31,   Three months ended December 31,
                          --------------------------   -------------------------------
                                2004         2003             2004         2003
                          ------------------------------------------------------------
                                 (In thousands, except per share data)
Net income                  $      479   $    2,042       $     (157)   $      530
Earnings per share:
   Basic                    $     0.25   $     1.16       $    (0.08)   $     0.30
   Diluted                  $     0.25   $     1.13       $    (0.08)   $     0.29
Weighted average shares
   outstanding:
   Basic                         1,909        1,755            2,061         1,756
   Diluted                       1,950        1,813            2,061         1,814

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates twelve full-service offices in Ipswich,

Gloucester, Essex, Newburyport, Rowley, Beverly and Cambridge, Massachusetts, and Londonderry, Manchester, Newington and Salem, New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements". Words such as "intends," "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the effect of the Bank's proposed acquisition of the Boston branch of Atlantic Bank of New York, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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